Exhibit 99.1

Contact:	Brian Hoyt
+1 312 752 5436
bhoyt@orbitz.com
For Immediate Release
Orbitz Worldwide Announces Planned Retirement of
Chief Financial Officer Marsha Williams
CHICAGO, June 8, 2010 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced the planned retirement of Chief Financial Officer Marsha Williams. The company will be initiating a search for a successor.
“We are grateful to Marsha for all of her contributions to Orbitz Worldwide, including her roles in the company’s IPO and the stabilization of our business through last year’s challenging economic period,” said Barney Harford, president and CEO of Orbitz Worldwide. “Under Marsha’s leadership, Orbitz Worldwide successfully established its own stand-alone public company finance function as we separated from our former parent company, Travelport. Over the past 18 months, Marsha successfully led our efforts to drive nearly $45 million in operating and capital costs out of the business. Most recently, she played a pivotal role in our debt-for-equity swap and Travelport’s additional equity investment, both of which have significantly improved the capital structure of our business. Everyone at the company thanks her and wishes her well.”
“I want to thank my team for their hard work during what has been a very exciting time for this company, and will enjoy watching their future growth and success,” said Marsha Williams, SVP and CFO of Orbitz Worldwide.
Orbitz Worldwide recently adopted a policy limiting the number of public company boards on which an employee of the Company may serve. “My decision to retire was a difficult one, but I am looking forward to being able to devote more time to the boards on which I serve,” continued Marsha Williams.
Marsha Williams has agreed to serve as Chief Financial Officer through the end of the year and will assist the company during its search for a successor.
About Orbitz Worldwide
Orbitz Worldwide (NYSE: OWW) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns and operates a portfolio of consumer brands that includes Orbitz
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(http://www.orbitz.com), CheapTickets (http://www.cheaptickets.com), ebookers (http://www.ebookers.com), HotelClub (http://www.hotelclub.com), RatesToGo (http://www.ratestogo.com), the Away Network (http://www.away.com), and corporate travel brand Orbitz for Business (http://www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit http://corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
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